UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Synergetics USA, Inc.

(Name of Registrant as Specified In Its Charter)

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SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368

November 14, 2014

Dear Stockholder:

You are cordially invited to attend our Company’s 2014 Annual Meeting of Stockholders, which will be held on December 11, 2014, at 6:00 p.m., Central Time, at Synergetics USA, Inc.’s headquarters located at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

Your vote is important to us and your shares should be represented at the meeting whether or not you are personally able to attend. Accordingly, I encourage you to mark, sign, date and return the accompanying proxy promptly.

On behalf of the Board of Directors, thank you for your continued support of Synergetics USA, Inc.

Sincerely,

David M. Hable
President and Chief Executive Officer

SYNERGETICS USA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on December 11, 2014

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of Synergetics USA, Inc., a Delaware corporation (the “Company”), will be held on December 11, 2014, at 6:00 p.m., Central Time, at Synergetics USA, Inc.’s headquarters located at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368 for the following purposes, which are described more fully in the accompanying Proxy Statement:

1.	To elect one director nominated by the Company’s Nominating and Governance Committee to serve for a three-year term following approval by the stockholders at the Annual Meeting;

2.	To hold a non-binding advisory vote on executive compensation;

3.	To ratify the appointment of UHY LLP (“UHY”) as the Company’s independent registered public accounting firm for fiscal 2015; and

4.	To transact such other business as may properly come before the meeting and/or any adjournment thereof.

All holders of common stock of record at the close of business on November 5, 2014 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominee listed in the attached Proxy Statement to be a member of the Board of Directors of the Company; FOR the Company’s executive compensation program as described in the Compensation Discussion and Analysis, the compensation tables and otherwise in the attached Proxy Statement; and FOR ratification of UHY’s appointment and on other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

If you submit a proxy, you may revoke such proxy at any time prior to its exercise by notifying the Secretary of the Company in writing at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368 prior to the Annual Meeting, and, if you attend the Annual Meeting, you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning your proxy in the pre-addressed envelope provided.

By Order of the Board of Directors

PAMELA G. BOONE
Secretary

O’Fallon, Missouri
November 14, 2014

SYNERGETICS USA, INC.

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders
Meeting To Be Held on December 11, 2014

The proxy statement and annual report to stockholders for the fiscal year ended July 31, 2014 are available at http://www.astproxyportal.com/ast/06536.
GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Synergetics USA, Inc., a Delaware corporation (the “Company”), 3845 Corporate Centre Drive, O’Fallon, Missouri 63368, for use at the 2014 Annual Meeting of Stockholders to be held on December 11, 2014, at 6:00 p.m. Central Time at Synergetics USA, Inc.’s headquarters located at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368. The Board of Directors of the Company urges you to promptly execute and return your proxy in the enclosed envelope, even if you plan to attend the Annual Meeting. This is designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about November 14, 2014.

Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying the Secretary of the Company, in writing, prior to the Annual Meeting. Any stockholder attending the Annual Meeting may revoke his or her proxy and vote personally by notifying the Secretary of the Company at the Annual Meeting. For additional information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please write to the Company’s Secretary at Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368 or call (636) 939-5100. Only stockholders of record at the close of business on November 5, 2014 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. At the close of business on the Record Date, the Company had 25,363,393 outstanding shares of common stock, $0.001 par value per share (the “Common Stock”). Each share of Common Stock entitles the holder thereof to one vote for each share of Common Stock held of record on the Record Date on each matter that may properly come before the Annual Meeting. If you are a beneficial holder and do not provide specific voting instructions to your broker, under a recent rule change, the organization that holds your shares will not be authorized to vote on the election of directors.  If you are a beneficial owner of shares held by your broker, we recommend that you submit the enclosed voting instruction form to your broker as soon as possible.  We encourage you to vote promptly, even if you plan to attend the Annual Meeting.

If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in accordance with the recommendations of the Board of Directors on all proposals. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the Annual Meeting is required to elect the director nominee and to approve each other proposal to be voted upon at the Annual Meeting.   Shares represented by proxies which are marked or voted (i)‘‘abstain’’ with respect to the election of the director nominee and remaining proposals to be voted upon at the Annual Meeting, or (ii) to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee and against the remaining proposals.  Shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients are considered “broker non-votes.” Broker non-votes are considered present or represented for purposes of determining a quorum but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the director nominee or the remaining proposals. As such, for your vote to be counted if you are the beneficial owner of shares held by your broker, you must submit your voting instruction form to your broker.

PROPOSAL 1 — ELECTION OF DIRECTOR

The Company’s Amended and Restated Bylaws provide that the Board shall consist of not less than five nor more than 11 members, the exact number of which shall be determined by the Board. The number of directors on the Company’s Board of Directors is currently set at six directors, divided into three classes—Class A, Class B and Class C—with each class serving three-year staggered terms.

On October 28, 2014, Guy R. Guarch announced his retirement as a Class B member of the Company’s Board, effective immediately.  On October 29, 2014, Robert H. Dick announced his retirement from the Board upon the expiration of his term as a director and Chairman of the Board of the Company at the Company’s 2014 Annual Meeting. Effective upon Mr. Dick’s retirement at the 2014 Annual Meeting, the Board has reduced its size to five members.

On September 23, 2013, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, elected Mr. Robert H. Blankemeyer as a member of the Board to fill the vacancy created by the resignation of Patricia S. Williams, a former member of the Board.  Mr. Blankemeyer and Juanita H. Hinshaw serve as the Class A directors, with terms expiring at the 2015 Annual Meeting.  Lawrence C. Cardinale and D. Graeme Thomas serve as the Class B directors, with terms expiring at the 2016 Annual Meeting.  Mr. Dick and David M. Hable serve as the Class C directors, with terms expiring at the 2014 Annual Meeting.  Five of these six directors, including Messrs. Blankemeyer, Cardinale, Dick and Thomas and Ms. Hinshaw, satisfy the definition of an independent director set forth in the listing standards of the Nasdaq Stock Market Inc. (“Nasdaq”) and the Company’s Corporate Governance Guidelines (each, an “Independent Director” and collectively the “Independent Directors”).

The Company’s Nominating and Governance Committee has appointed and the Board of Directors of the Company recommends a vote FOR Mr. Hable to serve as a director of the Company.  If elected, Mr. Hable will serve until the annual election of directors in the year 2017 or until his successor is duly elected and qualified, or his earlier death, resignation or removal.  If Mr. Hable is unavailable for election, an event which the Board of Directors of the Company does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee as may be nominated by the Board of Directors. For information regarding revocation of a proxy, see “General Information” on Page 1.

Based on the recommendation of the Nominating and Corporate Governance Committee, the nominee has been approved unanimously by the Board of Directors of the Company for re-election. Below is biographical and other information about the nominee for election as director and each current director whose term continues after the Annual Meeting. Following the nominee’s or director’s biographical information is information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating and Governance Committee and the Board to determine that the nominee should serve as a director, or each director should continue to serve as a director, as the case may be.

Nominee for Director to be Re-Elected at the 2014 Annual Meeting for a Term Expiring in 2017

Name	Age	Biography	Expiration of Term (if Re-Elected)
David M. Hable	59
David M. Hable joined the Company as its President, Chief Executive Officer and director in January 2009. Prior to joining the Company, Mr. Hable served as President and Chief Executive Officer of Afferent Corporation, a venture capital backed medical device company focused on neuro stimulation therapies. Previously, he was Chairman of the Board of ONI Medical Systems, Inc., a developer and marketer of magnetic resonance imaging equipment for extremity applications in non-hospital settings. Mr. Hable also spent over 20 years with Johnson & Johnson working in business units that developed and marketed a wide range of diagnostic and therapeutic products for the treatment of central nervous system disorders. From 1998 to 2003, Mr. Hable served as Codman’s worldwide President, leading all functions in the company, both domestically and internationally. Mr. Hable has overall responsibility for the management of the Company.

Mr. Hable brings significant industry experience to the Board through his positions with Johnson & Johnson and Afferent Corporation. In addition, Mr. Hable’s service in senior management positions provides the Board with experience and perspective in analyzing, shaping and overseeing the execution of important operational and policy issues at a senior level.
			2017

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS.

Directors with Terms Extending Beyond the 2014 Annual Meeting

Name	Age	Biography	Expiration of Term

Robert H. Blankemeyer	68
Robert H. Blankemeyer has served as a director of the Company since September 23, 2013, when he was elected as a director by the Board. Effective upon Mr. Dick’s retirement at the 2014 Annual Meeting, Mr. Blankemeyer has been elected as the Chairman of the Board.  Mr. Blankemeyer is an accomplished medical device industry executive with significant leadership experience. Mr. Blankemeyer retired in 2011 after 11 years at Medtronic, Inc. (“Medtronic,”) where he served as a Senior Vice President and as Medtronic’s President of Medical Surgical Technologies. Medtronic is a leading medical device developer and manufacturer. Mr. Blankemeyer has also served as President of the Ear, Nose & Throat and Neurologic Technologies business units of Medtronic Xomed Surgical Products, Inc. from April 2000 until its merger into Medtronic Surgical Technologies in 2008. Mr. Blankemeyer has also served on the Medtronic executive committee, operating committee and venture board and corporate management incentive plan committees. Prior to joining Medtronic, Mr. Blankemeyer spent 22 years in the field of ophthalmology with Storz Ophthalmics, Inc. (“Storz”) having held senior positions in global sales and marketing management, as well as Chief Operating Officer and President. Storz was a subsidiary of American Home Products Corporation and American Cyanamid Company, where he was a member of the President’s Council. Mr. Blankemeyer has been a Director of BioHorizons, Inc. since July 26, 2011 and of Blue Belt Technologies, Inc. since February 14, 2012 until BioHorizons was sold during 2014.

The Board selected Mr. Blankemeyer to serve as a director based on his vast experience as a seasoned executive in the healthcare industry, with over 20 years of experience in the ophthalmology sector and significant leadership experience managing growing businesses, achieving sustainable revenue growth and driving operational improvements.
			2015

Juanita H. Hinshaw	69
Juanita H. Hinshaw has served as a director of the Company since 2005.  Ms. Hinshaw has been President and Chief Executive Officer of H&H Advisors (a financial advisory company) since 2005. In addition, Ms. Hinshaw served as Senior Vice President and Chief Financial Officer of Graybar Electric Company (“Graybar”) from May 2000 to May 2005. Graybar specializes in supply chain management services and distributes high-quality components, equipment and materials for the electrical and telecommunications industries. Ms. Hinshaw has served as a director, chairperson of the finance committee and as a member of the audit committee for The Williams Companies, Inc. since 2004 and has served as a director on the board, chairperson of the compensation committee and as a member of the audit committee for Aegion Corporation since 1999. The Williams Companies, Inc. and Aegion Corporation have securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Ms. Hinshaw brings significant business, leadership and management insights into many aspects of the Company’s business. She also brings financial expertise to the Board. Ms. Hinshaw’s knowledge of financial markets, financing and funding operations and accounting and financial reporting processes assists the Company’s directors in understanding, advising and overseeing the Company’s capital structure, financing and investing activities, financial reporting and internal control of such activities.
		2015

Lawrence C. Cardinale	76
Lawrence C. Cardinale has served as a director of the Company since 2005.  Mr. Cardinale received his B.S.B.A. in Business from Washington University in St. Louis, Missouri and is retired after working in the medical industry since 1966. During his over 35 years working in the field of medical manufacturing, he held various management positions, including Plant Manager, Director of Manufacturing, Director of Corporate Engineering, Director of Operations Planning, Vice President of Manufacturing-International and Vice President-Global Manufacturing and Engineering of a multi-national medical manufacturing company. Mr. Cardinale also owned and operated a scientific laboratory instrument business concentrating in the life sciences field, which manufactured and marketed tissue sectioning, microforge and micromanipulation instruments and pipeting devices. Mr. Cardinale formerly served as a board member of Coretech-Holdings LLC, a St. Louis-based life sciences and medical device manufacturing company, and McCormick Scientific, LLC.

Mr. Cardinale’s extensive experience in the medical manufacturing industry enables him to bring valuable insight regarding the industry to the Board. In addition, Mr. Cardinale’s service in senior management positions provides the Board with significant senior leadership experience.
		2016

D. Graeme Thomas	76
D. Graeme Thomas has served as a director of the Company since August 2011.  Mr. Thomas is currently the Director of Saint Louis University’s Office of Technology Management, a position he has held since March 2011, in which he is responsible for intellectual property protection and commercialization of technologies discovered through research conducted at Saint Louis University.  From 2004 until 2008, Mr. Thomas served as Chief Executive Officer and Chief Financial Officer of Akermin, Inc., a private company that engaged in the development and use of stabilized enzymes in applications ranging from biofuel cells to carbon capture and separation.  From 2008 to 2010, Mr. Thomas served as Chief Executive Officer of Cardialen, Inc., a private company he co-founded, which is engaged in the development of low-voltage implantable devices for the treatment of cardiac arrhythmias.  From 2010 until he joined Saint Louis University, he served as President and Chief Executive Officer of MedAscent Group, LLC, a privately held business focused on medical device start-ups and acquisitions.  Prior to 2004, Mr. Thomas held various senior management positions with U.S., international and global responsibility in companies specializing in the life sciences industry, primarily medical devices and pharmaceuticals, including Cooper Vision, Inc., Rhone-Poulenc Rorer, Inc., Sherwood Medical Company and Wyeth.

The Board selected Mr. Thomas to serve as a director based on his vast experience in the medical device field in industries such as ophthalmology and life sciences, including his past experience as Chief Executive Officer of two companies within those industries and his knowledge of product development and finance.
2016

CORPORATE GOVERNANCE

The Board recognizes that one of its key responsibilities is to evaluate and determine the optimal leadership structure of the Board.  The Independent Directors ensure such structure provides independent oversight of Company’s management. The Board also recognizes no single leadership structure is right for all companies at all times. Accordingly, the Board periodically reviews its leadership structure as necessary to accomplish its management oversight responsibilities.

On behalf of the stockholders, the Board oversees and guides the Company’s management and its business affairs. Board committees, staffed by Independent Directors, assist the Board in discharging its responsibilities. The Independent Directors recommend the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee structures to the Board for ratification. In its oversight of the Company, the Board sets the tone for the ethical standards and performance of management, staff and the Company as a whole. The Independent Directors constituting the Nominating and Corporate Governance Committee recommended to the Board, and the Board has adopted Corporate Governance Guidelines that guide the practices of the Company. The Corporate Governance Guidelines are available on the Company’s website at www.synergeticsusa.com.

Consistent with the Company’s Bylaws and Corporate Governance Guidelines, the roles of Chairperson of the Board and Chief Executive Officer may be separated. The Board has determined that it is appropriate to separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles, and to better serve the interests of the stockholders. The Chief Executive Officer, in conjunction with senior management, is responsible for developing and recommending to the Board the strategic direction for the Company, and for the day-to-day leadership of the Company. The Chief Executive Officer is also responsible, together with senior management, for the overall performance of the Company, with such performance measurement based on operating and strategic plans ratified at various times by the Board. The duties of the Chairperson include, but are not limited to:

●	Presiding over all meetings of the Board,

●	Preparing the agenda for Board meetings in consultation with other Independent Directors, the Chief Executive Officer and members of senior management,

●	Providing the Chief Executive Officer ongoing direction regarding Independent Director, Board Committee and Board needs, interests, opinions and decisions,

●	Calling and presiding over meetings of the Independent Directors,

●	Serving on any Special Committees as may be appointed by the Nominating and Corporate Governance Committee,

●	Managing the Board’s process for annual evaluation of the Chief Executive Officer, and

●	Such other activities as may from time-to-time be determined by the Board to be in the best interests of the stockholders.

In carrying out his responsibilities, the Chairman preserves the distinction between management and Board oversight by maintaining management’s responsibility for: (i) developing and frequently updating corporate strategy, and recommending such strategy to the Board for critique and ratification, (ii) taking such actions as necessary to minimize risks to the Company and the stockholders and (iii) the overall performance of the Company, with such performance measurement based on operating and strategic plans ratified at various times by the Board.

The Board believes that there are advantages to the separate Chairman and Chief Executive Officer positions, including:

●	Enhanced communications and relations between the Board, the Chief Executive Officer and other members of senior management,

●	Assisting the Board in reaching consensus on particular strategies and policies, and

●	Facilitating robust director, Board and Chief Executive Officer evaluation processes.

The Company’s Corporate Governance Guidelines provide that Independent Directors should meet privately in executive session after each Board meeting, after each Board committee meeting and otherwise as needed. During fiscal 2014, the Independent Directors held six meetings in conjunction with regularly scheduled Board meetings and four special meetings for a total of ten meetings. Each of our directors attended at least 75% of all the meetings of the Board and those committees on which he or she served during fiscal year 2014, either in person or telephonically. The Board of Directors encourages all members to attend stockholder meetings, but has not adopted a formal policy regarding attendance. All of the Company’s directors attended last year’s annual stockholders meeting.

Risk Management Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, but the full Board has retained responsibility for general oversight of risks. The Audit Committee oversees management of financial and information technology risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. The Board satisfies its responsibility for general oversight of risks through reports by each committee chair regarding the committee’s deliberations and actions, as well as minutes from the meetings and through regular reports directly from officers responsible for oversight of particular risks within the Company.

 Director Independence

The Board of Directors has determined that each of Messrs. Blankemeyer, Cardinale, Dick and Thomas and Ms. Hinshaw is an Independent Director, and until his retirement effective October 28, 2014, determined that Mr. Guarch was an Independent Director. In addition, the Board of Directors has determined that each of the members of the Audit Committee and Compensation Committee satisfies the additional conditions for independence for Audit Committee and Compensation Committee members required by Nasdaq.

Board Committees

The Board of Directors maintains the following three standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and from time to time, the Nominating and Corporate Governance Committee may appoint a Special Committee of Independent Directors to deal with such matters as described in the charter. Each of these committees operates pursuant to a written charter setting forth the functions and responsibilities of the committee.  The standing committee charters may be reviewed on our website at www.synergeticsusa.com and are also available to stockholders in print upon request.

Audit Committee

The Audit Committee is composed entirely of Independent Directors and is responsible for the appointment, evaluation, compensation and oversight of the work of the independent registered public accounting firm and, where appropriate, the replacement of the independent registered public accounting firm. Furthermore, the Audit Committee is responsible for meeting with the independent registered public accounting firm and other corporate officers to review matters relating to financial reporting and accounting procedures and policies. Among other responsibilities, the Audit Committee also reviews financial information provided to stockholders and others, assesses the adequacy of financial, accounting, operating and disclosure controls, evaluates the scope of the audits of the independent registered public accounting firm and internal auditors, and reports on the results of such audits to the Board of Directors. The current members of the Audit Committee are Ms. Hinshaw (Chairperson), Mr. Cardinale and Mr. Dick, each of whom meet all applicable standards for Audit Committee membership under the Nasdaq listing standards and Securities and Exchange Commission (“SEC”) rules. Additionally, the Board of Directors has determined that Ms. Hinshaw qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. The Audit Committee held four meetings during the last fiscal year.

In connection with Mr. Dick’s retirement at the 2014 Annual Meeting, and effective upon his retirement, the Board has appointed Mr. Blankemeyer to serve as a member of the Audit Committee.  The Board has determined that Mr. Blankemeyer meets all applicable standards for Audit Committee membership under the Nasdaq listing standards and SEC rules

Compensation Committee

The Compensation Committee is composed entirely of Independent Directors and is responsible for administering the Company’s compensation programs and recommending to the Board of Directors other compensation and benefits of the Chief Executive Officer and all named executive officers. The current members of the Compensation Committee are Mr. Thomas (Chairperson), Mr. Blankemeyer, Mr. Dick and Ms. Hinshaw, each of whom meet all applicable standards for Compensation Committee membership under the Nasdaq listing standards.  The Compensation Committee held 12 meetings during the last fiscal year.  Effective with his retirement at the 2014 Annual Meeting, Mr. Dick will no longer serve on the Compensation Committee.

The Compensation Committee meets after the end of each fiscal year to determine and recommend to the Board for approval the compensation packages for executive officers in light of the Company’s compensation philosophy and objectives. The Compensation Committee considers recommendations from the Chief Executive Officer as to compensation for each executive officer based upon their performance against Company and personal objectives, other than himself. The Compensation Committee has full responsibility to recommend to the Independent Directors of the Board the compensation package of the Chief Executive Officer and the named executive officers. The Compensation Committee may not delegate its authority regarding executive compensation.

Nominating and Corporate Governance Committee

The members of the Company’s Nominating and Corporate Governance Committee are Mr. Cardinale (Chairperson), Mr. Blankemeyer and Mr. Thomas, each of whom is an Independent Director. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board of Directors, recommending to the Board of Directors the director nominees to be proposed for election by the stockholders and recommending to the Board of Directors corporate governance guidelines and procedures applicable to the Company. The Nominating and Corporate Governance Committee held five meetings during the last fiscal year.

From time to time, the Nominating and Corporate Governance Committee may appoint a Special Committee of Independent Directors to deal with such matters as described in the committee charter.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders of the Company. Each stockholder must comply with applicable requirements of the Company’s Amended and Restated Bylaws and the Exchange Act with respect to the nomination of, or proposal of, nominees for election as directors of the Company. Stockholders should submit any such nominations, together with appropriate biographical information and a description of the nominee’s qualifications to serve as director, to the Chairperson of the Nominating and Corporate Governance Committee, c/o Pamela G. Boone, Secretary, Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368. The Company’s Corporate Governance Guidelines do not require that qualified director candidates should be limited by specific selection criteria. Candidates are selected for, among other things, their independence, integrity, diverse experience, leadership ability, ability to exercise sound judgment, scientific expertise, experience at policy-making levels involving issues affecting business, government, education and technology, and experience relevant to the Company’s global medical device business. While there is no formal policy with respect to diversity, the Nominating and Corporate Governance Committee does consider such issues as diversity of education, professional experience, differences of viewpoints and skills when assessing individual director nominees. Final approval of a candidate is determined by the full Board of Directors. Nominees to be evaluated by the Nominating and Corporate Governance Committee for future vacancies on the Board of Directors will be selected by the Nominating and Corporate Governance Committee from candidates recommended by multiple sources, including members of the Board of Directors, senior management, independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria.

Code of Business Conduct and Ethics

The Company has established a Code of Business Conduct and Ethics, which is applicable to all of its employees, officers and directors. The Code is available on the Company’s website at www.synergeticsusa.com and also available to stockholders in print upon request. We intend to post any future amendments and revisions to the Code of Business Conduct and Ethics on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is, or was during the fiscal year ended July 31, 2014, an officer, former officer or employee of the Company or any of its subsidiaries, or a person having a relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of (i) the compensation committee of another entity of which one of the executive officers of such entity served on the Company’s Compensation Committee or (ii) the board of directors of another entity of which one of the executive officers of such entity served on the Company’s Board, during the fiscal year ended July 31, 2014.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate directly with the Board of Directors, as a group, or any individual director by submitting written correspondence addressed to the Board or an individual director at Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368. All communications are relayed to the appropriate Board member or members.

DIRECTOR COMPENSATION

Directors who are neither employees of the Company nor an immediate family member of an officer of the Company receive the following compensation:

Type	Chairperson	Member
Board Meeting	$1,250	$950
Committee Meeting	$1,100	$950
Telephonic Independent Director Meeting	$750	$650
Business Meeting	$950	$950

Directors who are also employees of the Company do not receive compensation for their services as members of the Board of Directors.  In addition, the Independent Directors receive compensation at their standard Board meeting rate per day for each day spent at the Company and each day spent away from personal business on Company business.

Compensation for members of the Board has been established and will be reviewed annually by the Board of Directors. Except as described above, no executive officer plays a role in determining the amount of director compensation. The Compensation Committee considers the amount of time directors dedicate to Company matters and the need to attract and retain qualified directors when determining Board compensation.

To align the interests of directors with those of the Company’s stockholders, each Independent Director also receives an option to purchase 10,000 shares of the Company’s Common Stock each year in which he or she is elected, appointed, or continues to serve as a director pursuant to the Amended and Restated Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan, as amended.  These options vest pro-ratably on a quarterly basis over the Independent Director’s next year of service on the Board.

The following table discloses compensation paid for the fiscal year ended July 31, 2014 to the directors for serving as members of the Board. Because he is a management director, there is no director compensation to report for Mr. Hable during the fiscal year ended July 31, 2014. Compensation for Mr. Blankemeyer is disclosed from September 23, 2013, the date of his election to the Board.  Mr. Guarch retired effective October 28, 2014, and Mr. Dick will retire upon the expiration of his term at the 2014 Annual Meeting.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)	Total ($)
Robert H. Blankemeyer	$20,300	$26,300	$46,600
Lawrence C. Cardinale	$29,200	$26,300	$55,500
Robert H. Dick	$37,700	$26,300	$64,000
Guy Guarch	$26,550	$26,300	$52,850
Juanita H. Hinshaw	$31,150	$26,300	$57,450
D. Graeme Thomas	$33,750	$26,300	$60,050

(1)	Represents the aggregate grant date fair value for all restricted stock or stock options, as applicable, made to the directors with respect to the fiscal year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation — Stock Compensation. For information about the assumptions made in these valuations, refer to Note 14 “Stock-Based Compensation Plans” to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014.

(2)	At July 31, 2014, the directors included in this table had the following number of stock options outstanding: Mr. Blankemeyer — 10,000; Mr. Cardinale — 80,000; Mr. Dick — 90,000; Mr. Guarch — 70,000; Ms. Hinshaw — 90,000; and Mr. Thomas — 30,000.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of November 5, 2014 certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each of the named executive officers and directors, (ii) all executive officers and directors as a group, and (iii) each person known by the Company to beneficially own more than 5% of the Company’s Common Stock based on certain filings made under Section 13 of the Exchange Act. All such information provided by the stockholders who are not executive officers or directors reflects their beneficial ownership as of the dates specified in the relevant footnotes to the table. The percent of shares beneficially owned is based on 25,363,393 shares issued and outstanding as of November 5, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares Beneficially Owned
(i) Named Executive Officers and Directors(1)
David M. Hable	229,598	(2)	*
Robert H. Blankemeyer	10,000	(3)	*
Lawrence C. Cardinale	114,244	(4)	*
Robert H. Dick	143,000	(5)	*
Juanita H. Hinshaw	416,710	(6)	1.6%
D. Graeme Thomas	33,000	(7)	*
Pamela G. Boone	267,714	(8)	1.1%
Michael R. Fanning	96,527	(9)	*
Jason J. Stroisch	81,724	(10)	*
Jerry L. Malis	197,398	(11)	*
(ii) All Executive Officers and Directors as a Group (9 persons)	1,392,517	(12)	5.4%
(iii) Certain Beneficial Owners
Celia Slutsky	1,379,530	(13)	5.4%
Cortina Asset Management, LLC	1,668,859	(14)	6.6%
Paradigm Capital Management, Inc.	1,469,700	(15)	5.8%

*	Less than 1%.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The address for all directors and executive officers is c/o Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368.

(2)	Includes 60,475 shares owned by Mr. Hable, 49,720 shares issued to Mr. Hable subject to restrictions, including an annual vesting period of four or five years from the respective dates of the grant, and 119,403 shares issuable to Mr. Hable subject to options exercisable currently or within 60 days of November 5, 2014.

(3)	Includes 10,000 shares issuable to Mr. Blankemeyer subject to options exercisable within 60 days of November 5, 2014. Mr. Blankemeyer was appointed to the Board of Directors on September 23, 2013.

(4)	Includes 34,244 shares owned by Mr. Cardinale and 80,000 shares issuable to Mr. Cardinale subject to options exercisable currently or within 60 days of November 5, 2014.

(5)	Includes 53,000 shares owned by Mr. Dick and 90,000 shares issuable to Mr. Dick subject to options exercisable currently or within 60 days of November 5, 2014. Mr. Dick will retire from the Board of Directors effective at the 2014 Annual Meeting.

(6)	Includes 326,710 shares held in the Hinshaw-Harrison Joint Revocable Living Trust. Ms. Hinshaw, in her capacity as trustee, possesses joint voting and investment power with respect to these shares. Also includes 90,000 shares issuable to Ms. Hinshaw subject to options exercisable currently or within 60 days of November 5, 2014.

(7)	Includes 3,000 shares owned by Mr. Thomas and 30,000 shares issuable to Mr. Thomas subject to options exercisable currently or within 60 days of November 5, 2014.

(8)	Includes the following: 199,643 shares jointly owned by Ms. Boone and her spouse, 20,487 shares issued to Ms. Boone subject to restrictions, including an annual vesting period of four or five years from the respective dates of the grant, and 47,584 shares issuable to Ms. Boone subject to options exercisable currently or within 60 days of November 5, 2014.

(9)	Includes the following: 60,954 shares owned solely and 1,750 shares owned jointly by Mr. Fanning and his spouse, 16,024 shares issued to Mr. Fanning subject to restrictions, including an annual and a cliff vesting period of four or five years from the respective dates of the grant, and 17,799 shares issuable to Mr. Fanning subject to options exercisable currently or within 60 days of November 5, 2014.

(10)	Includes the following: 44,906 shares owned by Mr. Stroisch, 16,538 shares issued to Mr. Stroisch subject to restrictions, including an annual and a cliff vesting period of four or five years from the respective dates of the grant, and 20,280 shares issuable to Mr. Stroisch subject to options exercisable currently or within 60 days of November 5, 2014.

(11)	Includes 155,276 shares owned by Dr. Malis. Also includes 42,122 shares issuable to Dr. Malis subject to options exercisable currently. Dr. Malis retired effective December 31, 2013. All of his outstanding restricted stock and stock options vested on that date.

(12)	Includes 505,066 shares issuable to named executive officers and directors subject to options exercisable currently or within 60 days of November 5, 2014.

(13)	Pursuant to Ms. Slutsky’s Schedule 13G/A filed with the SEC on February 12, 2014, Ms. Slutsky has shared voting and dispositive power over these shares. The reported holdings include 410,445 shares held in Ms. Slutsky’s name, 10,100 shares held in her IRA, 122,274 held in the name of her spouse and 836,711 shares held in the irrevocable trusts of her parents, of which she serves as trustee and beneficiary. Ms. Slutsky’s address is 1208 Tockington Court, Rydal, Pennsylvania 19046.
.
(14)	On January 9, 2014, Cortina Asset Management, LLC filed a Schedule 13G with the SEC. Cortina Asset Management, LLC is a registered investment adviser with its principal address at 825 N. Jefferson Street, Suite 400, Milwaukee, Wisconsin 53202. Pursuant to the Schedule 13G, Cortina Asset Management, LLC has sole voting power over 1,202,712 shares and shared dispositive power over 1,668,859 shares.

(15)	On February 14, 2014, Paradigm Capital Management, Inc. filed a Schedule 13G with the SEC reporting sole voting and dispositive power over 1,469,700 shares. Paradigm Capital Management, Inc. is an investment adviser with its principal place of business located at Nine Elk Street, Albany, New York 12207.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s securities with the SEC and Nasdaq. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of reports furnished to the Company, and on written representations from certain reporting persons, the Company believes that, with respect to the fiscal year ended July 31, 2014, each director, executive officer and 10% stockholder of the Company’s securities made timely filings of all reports required by Section 16 of the Exchange Act except for the following:  Mr. Thomas filed one late Form 4 reporting one late transaction in the Company’s common stock.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for our named executive officers.

Executive Compensation Philosophy and Objectives

The Compensation Committee believes that compensation paid to our named executive officers should accomplish the following objectives:

•	Reflect the accomplishment of corporate and individual objectives, and

•	Assist the Company in attracting, motivating and retaining superior talent.

Our compensation program is intended to motivate our named executive officers to achieve our business objectives and to align their financial interests with those of our stockholders. These objectives are furthered by a compensation philosophy that is based on the following:

•	Accountability and Recognition for Individual and Corporate Performance: Compensation should depend, in part, on the Company’s overall performance and on each executive officer’s performance in order to motivate and reward success. The Compensation Committee has provided for a portion of the overall compensation packages to be tied to performance through the payments of annual incentive awards in the form of cash incentive bonuses and the grant of long-term incentive awards in the form of stock options and restricted stock.

•	Competition with the Market: Base salaries should generally be competitive with officers with similar positions at companies within our industry and market, subject to individual adjustments as discussed below when applicable.

Compensation Determination Process

Our Compensation Committee is responsible for establishing, implementing and monitoring our executive compensation program. The Compensation Committee consists of Messrs. Thomas, Blankemeyer and Dick and Ms. Hinshaw, each of whom is an Independent Director and satisfies all applicable standards for Compensation Committee membership under the Nasdaq listing standards. Effective upon his retirement from the Board, Mr. Dick will no longer be a member of the Compensation Committee.

The Compensation Committee typically meets following each fiscal year end to (i) consider and approve salary changes and annual incentive bonuses, if any; (ii) determine and approve long-term incentive awards, if any; and (iii) approve goals recommended by management for the annual incentive program.

In making its determinations regarding compensation, the Compensation Committee evaluates corporate performance and each executive officer’s individual performance. The Compensation Committee utilizes survey sources to determine market-competitive compensation levels for each of the named executives considering the Company’s overall revenue size, the duties performed by each executive and the overall performance of the Company relative to similar companies, as defined immediately below.  In addition, the Compensation Committee does review compensation and relative performance data from the following companies (collectively, the “Peer Group”):

•	Atricure, Inc. (“Atricure”) is a leading atrial fibrillation solutions partner providing innovative products, professional education and support for clinical science. Atricure has approximately $82 million in annual revenue as reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	Bovie Medical Corporation (“Bovie”) is an energy-based medical device company specializing in developing, manufacturing and marketing a range of electrosurgical products and technologies as well as related medical products used in doctor’s offices, surgery centers and hospitals worldwide. Bovie has approximately $24 million in annual revenue as reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	CAS Medical Systems Inc. (“CAS”) is a medical technology company that develops, manufactures and markets non-invasive patient monitoring products that are vital to patient care. CAS has approximately $22 million in annual revenue as reported on its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	Endologix, Inc. (“Endologix”) develops, manufactures and sells innovative medical devices for the treatment of aortic disorders with its principal products being a stent graft and delivery system, for the treatment of abdominal aortic aneurysms through minimally invasive endovascular repair. Endologix has approximately $132 million in annual revenue as reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	Iridex Corporation (“Iridex”) is a leading worldwide provider of therapeutic based laser systems, delivery devices and consumable instrumentation used to treat sight-threatening eye diseases in ophthalmology. Iridex has approximately $38 million in annual revenue as reported in its Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

•	MGC Diagnostics Corporation (“MGCD”) is a global medical technology company dedicated to cardiorespiratory health solutions. MGCD has approximately $32 million in annual revenue as reported in its Annual Report on Form 10-K for the fiscal year ended October 31, 2013.

•	STAAR Surgical Company (“STAAR”) designs, develops, manufactures and sells implantable lenses for the eye. STAAR has approximately $72 million in annual revenue as reported in its Annual Report on Form 10-K for the fiscal year ended January 3, 2014.

•	Stereotaxis, Inc. (“Stereotaxis”) designs, manufactures and markets robotic systems and instruments for use primarily by electro-physiologists for the treatment of abnormal heart rhythms knows as cardiac arrhythmias. Stereotaxis has approximately $38 million in annual revenue as reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	Utah Medical Products, Inc. (“Utah”) is in the business of producing high quality, cost-effective medical devices that are predominantly proprietary, disposable and for hospital use. Utah has approximately $40 million in annual revenue as reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	Vascular Solutions, Inc. (“Vascular Solutions”) is a medical device company focused on bringing clinically advanced solutions to interventional cardiologists and interventional radiologists worldwide. Vascular Solutions has approximately $110 million in annual revenue as reported in its Annual Report on Form 10-K for December 31, 2013.

•	Zynex Medical, Inc. (“Zynex”) designs, manufactures and markets cleared medical devices that treat chronic and acute pain, as well as activate and exercise muscles for rehabilitative purposes with electrical stimulation. Zynex has approximately $22 million in annual revenue as reported in its Annual Report on Form 10-K for December 31, 2013.

The Compensation Committee reviews the executive officer compensation packages of the Peer Group in connection with its executive officer compensation determinations. The Compensation Committee does target the 50th percentile for the executive officer compensation packages in utilizing the Peer Companies’ compensation data for purposes of setting executive officer compensation.

In fiscal 2014, the Compensation Committee hired CBIZ Human Capital Services (“CBIZ”) to provide compensation consulting services with respect to the fiscal 2014 compensation program.  When the Committee retained CBIZ, it did not direct CBIZ to perform its services in any particular manner or under any particular method, and all decisions with respect to the named executive officers’ compensation were made by the Committee. The Company has no relationship with CBIZ or its employees other than the relationship undertaken by the Committee for compensation consulting services.  Furthermore, the Committee evaluated CBIZ and its employees under the criteria for evaluating the independence of compensation consultants as set forth in the Nasdaq listing rules and has determined that CBIZ and its employees were, and are, independent.

The mix of the Company’s cash and non-cash compensation and short- and long-term compensation is not subject to a specific policy. Instead, the Compensation Committee considers the Peer Companies’ compensation data in light of the Company’s compensation philosophies and objectives outlined above, as well as corporate and individual performance, and makes gradual changes over time as necessary to further these compensation goals. The methodology provides for the Chief Executive Officer to make recommendations to the Compensation Committee regarding proposed salary changes, incentive bonuses and equity compensation awards, if any, for each executive officer other than himself. The Chief Executive Officer also recommends the Company-wide performance goals on which at least part of each officer’s total compensation is based, as well as the individual performance goals for all executive officers. The Compensation Committee considers these recommendations from the Chief Executive Officer, as well as other factors it believes are relevant, and determines the compensation packages of the executive officers.

Effective December 31, 2013, Dr. Malis retired from his position as the Company’s Executive Vice President and Chief Scientific Officer.  In connection with his retirement, the Company and Dr. Malis entered into a letter agreement on December 21, 2013, setting forth the terms of Dr. Malis’s retirement compensation.  The terms of the agreement provide that Dr. Malis shall receive an amount equal to $283,832 payable in installments throughout 2014 and $32,750 for accrued vacation time. In addition, all of Dr. Malis’ unvested restricted stock and stock options granted pursuant to the Company’s Second Amended and Restated 2001 Stock and Performance Incentive Plan (the “2001 Stock Plan”) vested on January 1, 2014 and remain subject to the terms of the 2001 Stock Plan, provided, however, that all vested stock options held by Dr. Malis at any time during 2014 shall be exercisable until January 15, 2015.  The Company shall pay Dr. Malis’ health insurance premiums during the remainder of calendar 2014. Dr. Malis has agreed to provide limited consulting services to the Company according to the terms of his retirement agreement until December 21, 2014 and is bound by non-compete and non-solicitation obligations through December 31, 2015. Compensation received by Dr. Malis pursuant to his retirement agreement is included in the compensation amounts reported in this Proxy Statement as applicable.

Elements of Compensation

Base Salary.  As noted above, the Compensation Committee bases salary decisions on a combination of Company and individual performance and Peer Group salary ranges. Company performance is based on the achievement of the Company’s goals as set forth in its annual financial plan, which is discussed in further detail below. The Compensation Committee establishes specific individual performance objectives for purposes of determining salary increases, but bases its decisions on its evaluation of (i) each named executive officer’s general performance over the prior fiscal year, taking into consideration the accomplishment scores each receive, as more fully described below; (ii) the scope of each officer’s duties and responsibilities; (iii) each officer’s experience and expertise; and (iv) the Peer Group range data for similar positions. The Compensation Committee seeks input from Mr. Hable in evaluating the named executive officers other than himself.

When evaluating competitiveness, the Compensation Committee evaluates the salaries of officers with similar positions at the Peer Companies. As noted above, in reviewing comparative data, the Compensation Committee does benchmark to the 50th percentile for the purpose of establishing salary levels, but will make adjustments depending on the factors listed above. In the Compensation Committee’s view, this external data provides insight into competitiveness, but is not an appropriate single factor in determining base salaries. Rather, the Compensation Committee, as noted above, generally considers overall performance of the Company and the named executive officers’ accomplishment scores on the functional and personal objectives (described below) when making compensation decisions for base salary adjustments.

The base salaries of each of Messrs. Hable, Malis, Fanning and Stroisch and Ms. Boone in fiscal 2014 are reflected in the Summary Compensation Table and were determined according to the methodology discussed above, based in part on the Peer Group data provided by CBIZ for fiscal 2014 compensation. The Peer Group data provided by CBIZ is based on the compensation paid by our Peer Group as of January 31, 2014.  Because Dr. Malis retired effective December 31, 2013, he did not receive any increase to his July 31, 2013 salary but was instead compensated pursuant to the terms of his retirement agreement described above.

Name	Fiscal 2014 Salary	January 31, 2014 Peer Group Range (25th to 75th Percentile)		Percentile in 2014 Peer Group Range
David M. Hable	$421,070	$292,737	$501,776	50% to 75%
Pamela G. Boone	$286,395	$181,482	$284,799	>75%
Jason J. Stroisch	$269,100	$172,797	$251,517	>75%
Michael Fanning	$229,160	$192,590	$248,700	50% to 75%

Incentive Compensation.  The Compensation Committee and Company management believe the establishment of clear objectives with periodic measurement of results is an effective method for focusing resources, communicating mission and strategy for the period, and in determining the individual named executive officer’s contribution to the achievement of Company goals. Accordingly, the Company implemented a method for establishing clear, measurable objectives for the named executive officers, divided into two categories:

•	Company-wide objectives, and
•	Functional and personal development objectives.

In determining the fiscal 2014 incentive compensation, the Committee considered both Company-wide objectives and each named executive officer’s functional and personal development objectives.  For Mr. Hable and Ms. Boone, Company-wide objectives were weighted as 100% of the incentive bonus opportunity and for Mr. Stroisch and Mr. Fanning, Company-wide objectives were weighted as 60% and the functional and personal development objectives were weighted as 40% of the cash bonus opportunity.  Each year, the Compensation Committee establishes the Company-wide objectives and the functional and personal objectives for the executive officers with input from the Chief Executive Officer.

Company-wide goals are recommended to the Board of Directors by management at reasonable levels each year to motivate the named executive officers to succeed and focus on both short- and long-term Company objectives. Target goals are designed to be reasonable and as such, the Committee believes that bonuses are deserved if an executive achieves greater than 90% of their cumulative Company-wide and/or functional and personal objectives.

Company-wide objectives established for fiscal 2014 were:

•	Sales of $68.4 million; and

•	Operating Income of $5.7 million.

In 2014, these Company-wide objectives were weighted at 75% and 25%, respectively.  In 2014, the Company-wide goals were 91% achieved.

Accomplishments at the end of the period are compared to objectives set at the beginning of the period with “scoring” of each objective relative to 100% accomplishment of the objective. The scores for each category are then averaged, and the average score is translated to a percentage of base salary in accordance with the following scale.

Named Executive Officer	Named Executives’ Percentage of Base Salary
David M. Hable (based solely on Company-Wide Objectives)
90% to 99%	15% to 46%
100% to 109%	50% to 94%
Over 110%	100%
Pamela G. Boone (based solely on Company-Wide Objectives)
90% to 99%	10% to 23%
100 to 109%	25% to 55%
Over 110%	60%
Jason J. Stroisch & Michael R. Fanning (based 60% on Company-Wide Objectives and 40% on Functional Objectives)
90% to 99%	8% to 18%
100% to 109%	20% to 42%
Over 110%	45%

The Compensation Committee retains full discretion in awarding incentive compensation to the named executive officers, including adjustment of the amounts to be received as calculated under this methodology.

Because Dr. Malis retired effective December 31, 2013, he is not eligible to receive a bonus.

Equity Awards.  The Compensation Committee grants equity-based compensation as part of the executive officers’ compensation. The Committee typically targets the value of annual equity awards to fall within the 50th percentile of the Company’s market competitive compensation data and has the discretion to award both options and restricted stock. However, in fiscal 2014, the awards were limited by the shares remaining available for issuance under the 2001 Stock Plan.  The shares available for issuance to the named executive officers were allocated in the discretion of the Compensation Committee based upon an evaluation of each individual’s performance during the prior fiscal year.

Pursuant to the Company’s 2001 Stock Plan, employees, including our executive officers, of, and consultants and advisors to, our Company and its subsidiaries are eligible to receive awards of incentive and non-statutory stock options, restricted stock and unrestricted common stock. While the Compensation Committee considers the recommendations of management, the Compensation Committee has the exclusive authority and sole discretion to administer the 2001 Stock Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, subject to the limitations set forth in the 2001 Stock Plan.

Pursuant to the terms of the 2001 Stock Plan, stock options with respect to no more than 100,000 shares of Common Stock may be granted to any individual participant during any one calendar year period. Options granted pursuant to the 2001 Stock Plan are subject to the terms of the option agreement related to the specific grant; provided, however, that (i) the term of any incentive stock option granted to a non-10% stockholder of the Company pursuant to the 2001 Stock Plan may be no more than 10 years from the date of grant, and (ii) the term of any incentive stock option granted to a 10% stockholder of the Company pursuant to the 2001 Stock Plan may be no more than five years from the date of grant.

Incentive stock options must be granted at no less than the fair market value of the Company’s Common Stock on the grant date; provided, however, that incentive stock options granted to 10% stockholders must be granted at no less than 110% of such fair market value. Non-statutory stock options must be granted at no less than 85% of the fair market value of the Company’s Common Stock on the date of grant.

Generally, to the extent that an optionee’s employment with the Company is terminated other than for cause, the optionee may, but only within 90 days (or such other period of time as determined by the Board of Directors) after such date of termination, but in no event later than the expiration date of the option as set forth in the respective option agreement, exercise his or her options to the extent the optionee was entitled to exercise the option at the date of termination.

Pursuant to the terms of the 2001 Stock Plan, restricted stock awards may also be granted. Restricted stock awards are subject to such restrictions and conditions as the Compensation Committee determines. Such conditions may be based on continuing employment and/or achievement of pre-established performance goals and objectives. If the recipient violates any of the restrictions during the period specified by the Committee or the performance standards fail to be satisfied, the restricted stock is forfeited.

In connection with his retirement effective December 31, 2013, all of Dr. Malis’ unvested restricted stock and stock options granted pursuant to the 2001 Stock Plan vested on January 1, 2014 and remain subject to the terms of the 2001 Stock Plan, provided, however, that all vested stock options held by Dr. Malis at any time during 2014 shall be exercisable until January 15, 2015.

Other Employment Benefits.  The named executive officers are provided with a limited number of de minimus perquisites and are eligible to participate in the Company’s health, 401(k) and other benefit plans available generally to all Company employees on the same terms as all Company employees.

Severance and Other Post-Termination Benefits.  Each of Messrs. Hable, Fanning and Stroisch and Ms. Boone have change in control agreements with the Company.  The change in control agreements provide that if employment is terminated within one year for cause or disability following a change in control (as each term is defined in the change in control agreements), as a result of the officers’ death, or by the officer other than as an involuntary termination (as defined in the change in control agreements), the Company shall pay the officer all compensation earned or accrued through his or her employment termination date, including (i) base salary; (ii) reimbursement for reasonable and necessary expenses; (iii) vacation pay; (iv) bonuses and incentive compensation; and (v) all other amounts to which they are entitled under any compensation or benefit plan of the Company (“Standard Compensation Due”).

If the officer’s employment is terminated within one year following a change in control without cause and for any reason other than death or disability, including an involuntary termination, and provided the officer enters into a separation agreement within 30 days of his or her employment termination, he or she shall receive the following: (i) all Standard Compensation Due and any amount payable as of the termination date under the Company’s objectives-based incentive plan, the sum of which shall be paid in a lump sum immediately upon such termination; and (ii) an amount equal to one times his or her annual base salary at the rate in effect immediately prior to the change in control, to be paid in 12 equal monthly installments beginning in the month following his or her employment termination. Furthermore, all of the officer’s awards of shares or options shall immediately vest and be exercisable for one year after the date of his or her employment termination.

On December 21, 2013, the Company and Dr. Malis entered into a retirement agreement in connection with Dr. Malis’ retirement from his position as the Company’s Executive Vice President and Chief Scientific Officer.  The terms of the retirement agreement are described above.

Impact of Tax Treatments of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a publicly held corporation will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). In general, stock options and restricted stock granted under our 2001 Stock Plan are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options. The Compensation Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering our compensation programs.

Report of the Compensation Committee

In the performance of its oversight function for the year ended July 31, 2014, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

D. Graeme Thomas (Chairperson)
Robert Blankemeyer Robert H. Dick
Juanita H. Hinshaw

2014 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation		All Other Compensation	Total
David M. Hable	2014	$421,070	$--	$21,750	$75,793	(3)	$675	$519,288
President & Chief Executive Officer	2013	$410,800	$96,760	$103,028	$--		$675	$611,263
	2012	$395,000	$357,637	$389,495	$35,550		$2,469	$1,180,151
Jerry L. Malis (2)	2014	$118,263	$—	$—	$—		$201,058	$319,321
Executive Vice President & Chief Scientific Officer	2013	$283,832	$33,425	$35,592	$15,327		$—	$368,176
	2012	$278,267	$127,400	$88,679	$23,653		$—	$517,999
Pamela G. Boone	2014	$286,395	$--	$29,000	$31,503	(3)	$1,298	$348,196
Executive Vice President & Chief Financial Officer	2013	$280,779	$33,068	$35,209	$13,477		$1,250	$363,783
	2012	$270,684	$159,250	$96,089	$18,176		$1,735	$545,934
Jason J. Stroisch	2014	$269,100	$--	$23,200	$58,933	(3)	$1,044	$352,277
Vice President of Marketing & Technology	2013	$260,000	$21,434	$22,822	$--		$1,275	$305,531
	2012	$214,961	$137,815	$65,353	$18,750		$1,735	$438,614
Michael R. Fanning	2014	$229,160	$--	$23,200	$28,187	(3)	$9,425	$289,972
Vice President of Domestic Sales	2013	$222,485	$18,342	$19,528	$5,340		$9,075	$274,770
	2012	$214,961	$137,815	$65,353	$11,178		$8,575	$437,882

(1)	Represents the aggregate grant date fair value for all restricted stock or stock options, as applicable, granted to the named executive officers in the fiscal year indicated, computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation. For information about the assumptions made in this valuation, refer to Note 14 “Stock-Based Compensation Plans” to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014.

(2)	Dr. Malis retired from the Company effective December 31, 2013. In connection with his retirement, the Company and Dr. Malis entered into a retirement agreement providing for certain compensation, as described in more detail elsewhere in this Proxy Statement. Amounts reported as Salary include amounts Dr. Malis earned while serving as a named executive officer until his resignation. Amounts included as All Other Compensation for Dr. Malis include $32,750 payable to Dr. Malis for accrued vacation pursuant to the terms of his retirement agreement and compensation due under the retirement agreement.

(3)	For details on how the bonuses were determined, see the Compensation Discussion & Analysis section of this Proxy Statement.

2014 Grants of Plan-Based Awards Table

The following table sets forth additional information about plan-based awards granted in the fiscal year ended July 31, 2014.  Dr. Malis retired effective December 31, 2013, and as such did not receive any restricted stock or option awards during fiscal 2014.  Dr. Malis’ retirement was effective by the time that the Compensation Committee made non-equity incentive plan awards.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold	Target	Maximum	Threshold	Target		Maximum
David M. Hable	12/19/2013	$63,131	$210,535	$421,070	00	7,500	(3)	0	$3.82	$21,750
Pamela G. Boone	12/19/2013	$28,639	$71,599	$171,836	00	10,000	(3)	00	$3.82	$29,000
Jason J. Stroisch	12/19/2013	$21,528	$53,820	$121,095	00	8,000	(3)	00	$3.82	$23,200
Michael R. Fanning	12/19/2013	$18,333	$45,832	$103,122	00	8,000	(3)	00	$3.82	$23,200

(1)	All non-equity incentive plan awards were made pursuant to the criteria discussed in “Compensation Discussion and Analysis—Incentive Compensation.”

(2)	Represents the aggregate grant date fair value for all stock options, made to the officers with respect to the fiscal year indicated, computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation. For information about the assumptions made in these valuation, refer to Note 14 “Stock-Based Compensation Plans” to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014. All awards disclosed were made pursuant to the 2001 Stock Plan.

(3)	These options vest in equal annual installments over four years from the date of grant and expire on December 19, 2023.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding options and stock awards held by the named executive officers as of July 31, 2014.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units Of Stock that Have Not Vested (#)		Market Value Of Shares Or Units of Stock That Have Not Vested ($)
David M. Hable	16,000	(1)	—		$1.00	1/28/19
	21,583	(2)	7,000	(2)	$1.37	12/18/19
	6,098	(3)	4,066	(3)	$4.43	12/16/20
	34,418	(4)	51,625	(4)	$6.21	12/14/21
	7,531	(5)	22,594	(5)	$4.52	12/14/22
	--	(6)	7,500	(6)	$3.82	12/19/23
							33,664	(20)	$105,032
							16,056	(21)	$50,095

Jerry L. Malis (23)	12,125	(7)	-		$4.43	1/15/15
	19,590	(8)	-		$6.21	1/15/15
	10,407	(9)	-		$4.52	1/15/15

Pamela G. Boone	14,000	(10)	3,500	(10)	$1.37	12/18/19
	7,275	(11)	4,850	(11)	$4.43	12/16/20
	8,491	(12)	12,736	(12)	$6.21	12/14/21
	2,574	(13)	7,721	(13)	$4.52	12/14/22
	--	(14)	10,000	(14)	$3.82	12/19/23
							35,504	(22)	$110,772
							15,000	(20)	$46,800
							5,487	(21)	$17,119

Jason J. Stroisch	4,711	(15)	3,141	(15)	$4.43	12/16/20
	5,775	(16)	8,662	(16)	$6.21	12/14/21
	1,668	(17)	5,005	(17)	$4.52	12/14/22
	--	(18)	8,000	(18)	$3.82	12/19/23
							27,737	(22)	$86,539
							12,981	(20)	$40,501
							3,557	(21)	$11,098

Michael R. Fanning	4,711	(15)	3,141	(15)	$4.43	12/16/20
	5,775	(16)	8,662	(16)	$6.21	12/14/21
	1,428	(19)	4,282	(19)	$4.52	12/14/22
	--	(18)	8,000	(18)	$3.82	12/19/23
							25,795	(22)	$80,480
							12,981	(20)	$40,501
							3,043	(21)	$9,494

(1)	Represents an option to purchase 48,000 shares of Common Stock granted on January 28, 2009. The option vests in 12 equal quarterly installments, beginning in the quarter during which the option was granted. Mr. Hable has exercised 32,000 of these options.

(2)	Represents an option to purchase 35,000 shares of Common Stock granted on December 18, 2009 that vests proratably over 5 years from the date of the grant. Mr. Hable has exercised 6,417 of these options.

(3)	Represents an option to purchase 10,164 shares of Common Stock granted on December 16, 2010 that vests proratably over 5 years from the date of the grant.

(4)	Represents an option to purchase 86,043 shares of Common Stock granted on December 14, 2011 that vests proratably over 5 years from the date of the grant.

(5)	Represents an option to purchase 30,125 shares of Common Stock granted on December 14, 2012 that vests proratably over 4 years from the date of the grant.

(6)	Represents an option to purchase 7,500 shares of Common Stock granted on December 13, 2013 that vests proratably over 4 years from the date of the grant.

(7)	Represents an option to purchase 12,125 shares of Common Stock granted on December 16, 2010, the unvested portion of which vested on January 1, 2014 pursuant to Dr. Malis’ retirement agreement.

(8)	Represents an option to purchase 19,590 shares of Common Stock granted on December 14, 2011, the unvested portion of which vested pursuant to Dr. Malis’ retirement agreement.

(9)	Represents an option to purchase 10,407 shares of Common Stock granted on December 14, 2012, the unvested portion of which vested pursuant to Dr. Malis’ retirement agreement.

(10)	Represents an option to purchase 17,500 shares of Common Stock granted on December 18, 2009 that vests proratably over 5 years from the date of the grant.

(11)	Represents an option to purchase 12,125 shares of Common Stock granted on December 16, 2010 that vests proratably over 5 years from the date of the grant.

(12)	Represents an option to purchase 21,227 shares of Common Stock granted on December 14, 2011 that vests proratably over 5 years from the date of the grant.

(13)	Represents an option to purchase 10,295 shares of Common Stock granted on December 14, 2012 that vests proratably over 4 years from the date of the grant.

(14)	Represents an option to purchase 10,000 shares of Common Stock granted on December 13, 2013 that vests proratably over 4 years from the date of the grant.

(15)	Represents an option to purchase 7,852 shares of Common Stock granted on December 16, 2010 that vests proratably over 5 years from the date of the grant.

(16)	Represents an option to purchase 14,437 shares of Common Stock granted on December 14, 2011 that vests proratably over 5 years from the date of the grant.

(17)	Represents an option to purchase 6,673 shares of Common Stock granted on December 14, 2012 that vests proratably over 4 years from the date of the grant.

(18)	Represents an option to purchase 8,000 shares of Common Stock granted on December 13, 2013 that vests proratably over 4 years from the date of the grant.

(19)	Represents an option to purchase 5,710 shares of Common Stock granted on December 14, 2012 that vests proratably over 4 years from the date of the grant.

(20)	These shares vest proratably over five years from December 14, 2011.

(21)  These shares vest proratably over four years from December 14, 2012.

(22)	These shares vest on August 1, 2014.

(23)	Dr. Malis retired effective December 31, 2013. Pursuant to the terms of his retirement agreement, all of Dr. Malis’ unvested restricted stock and stock options granted pursuant to the 2001 Stock Plan vested on January 1, 2014 provided that all vested stock options held by Dr. Malis at any time during 2014 shall be exercisable until January 15, 2015.

2014 Option Exercises and Stock Vested Table

The following table sets forth the vesting of restricted stock during the fiscal year ended July 31, 2014 for the named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
David M. Hable	11,221	$39,274
	5,351	$18,514

Jerry L. Malis	4,000	$14,000
	1,849	$6,394
	12,000	$43,440
	5,546	$20,077

Pamela G. Boone	15,263	$66,699
	5,000	$17,500
	1,829	$6,328

Jason J. Stroisch	5,777	$25,245
	4,327	$15,145
	1,185	$4,100

Michael R. Fanning	7,167	$31,320
	4,327	$15,145
	1,015	$3,512

CHANGE IN CONTROL AGREEMENTS

Each of Messrs. Hable, Fanning and Stroisch and Ms. Boone have entered into change in control agreements with the Company. The change in control agreements have rolling one-year terms and expire 30 days after the executive’s employment is terminated. Payments to which the executive is due under the change in control agreement are not subject to reduction in the event he or she receives other compensation for services rendered after termination of employment, and the executive is under no duty to mitigate any payments.

The change in control agreements provide that if the executive’s employment is terminated within one year following a change in control for cause or disability (as both are defined in the change in control agreement), as a result of his or her death or by the executive other than as Involuntary Termination (as defined in the change in control agreement), the Company shall pay to the executive all compensation earned or accrued through the employment termination date, including (i) base salary; (ii) reimbursement for reasonable and necessary expenses; (iii) vacation pay; (iv) bonuses and incentive compensation; and (v) all other amounts to which he or she is entitled under any compensation or benefit plan of the Company (“Standard Compensation Due”).

If Messrs. Hable, Fanning or Stroisch or Ms. Boone is terminated within one year following a change in control without cause and for any reason other than death or disability, including involuntary termination, and provided the executive enters into a separation agreement within 30 days of the employment termination, the executive shall receive an amount equal to the sum of the following: (i) all Standard Compensation Due; (ii) an amount equal to one times the annual base salary at the rate in effect immediately prior to the change in control; and (iii) any amount payable as of the termination date under the Company’s objectives-based incentive plan. Such amount shall be paid in 12 equal monthly installments beginning in the month after such termination. Furthermore, all awards of shares or options shall immediately vest and be exercisable for one year after the date of involuntary employment termination.

As defined in the change in control agreement, a “change in control” means: (i) the acquisition by any person (as defined in the change in control agreement) of securities of the Company representing 51% or more of the combined voting power of the Company’s outstanding voting securities; (ii) a change in the composition of the Board of Directors of the Company such that during any period of up to two consecutive years, individuals who constitute members of the Board of Directors at the beginning of the period cease to constitute the majority thereof; and (iii) the closing of certain mergers or consolidations of the Company with any other corporation.

The table below presents potential payments to each of our named executive officers, other than Dr. Malis, as if the officer’s employment had been terminated as of July 31, 2014, the last day of fiscal 2014, within one year following a change in control without cause and for any reason other than death or disability, including involuntary termination, and provided the executive enters into a separation agreement within 30 days of the employment termination.

Named Executive Officer	Salary	Stock Compensation	Total
David M. Hable	$421,070	$167,377	$588,447
Pamela G. Boone	$286,395	$180,816	$467,211
Michael R. Fanning	$229,160	$130,475	$359,635
Jason J. Stroisch	$269,100	$138,138	$407,238

If any named executive officer was terminated within one year following a change in control for cause, disability, death or by the executive other than as involuntary termination, the executive officer would be entitled to their Standard Compensation Due, all of which would have been accrued as of July 31, 2014 except for bonuses.  If the triggering termination event had occurred on July 31, 2014, bonuses due to the named executive officers as of July 31, 2014, would have been as follows:   Mr. Hable -- $75,793, Ms. Boone -- $31,503, Mr. Fanning -- $28,187 and Mr. Stroisch -- $58,933 as determined by the Compensation Committee.

Effective December 31, 2013, Dr. Malis retired from his position as the Company’s Executive Vice President and Chief Scientific Officer.  In connection with his retirement, the Company and Dr. Malis entered into a letter agreement on December 21, 2013, setting forth the terms of Dr. Malis’ retirement compensation.  The terms of the agreement provide that Dr. Malis shall receive an amount equal to $283,832 payable in installments throughout 2014 and $32,750 for accrued vacation time. In addition, all of Dr. Malis’ unvested restricted stock and stock options granted pursuant to the Company’s Second Amended and Restated 2001 Stock and Performance Incentive Plan (the “2001 Stock Plan”) vested on January 1, 2014 and remain subject to the terms of the 2001 Stock Plan, provided, however, that all vested stock options held by Dr. Malis at any time during 2014 shall be exercisable until January 15, 2015.  The Company shall pay Dr. Malis’ health insurance premiums during the remainder of calendar 2014. Dr. Malis has agreed to provide limited consulting services to the Company according to the terms of his retirement agreement until December 21, 2014 and is bound by non-compete and non-solicitation obligations through December 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The Nominating and Corporate Governance Committee reviews and approves all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404 of Regulation S-K. “Related person” and “transaction” shall have the meanings given to such terms in Item 404 of Regulation S-K, as amended from time to time. In determining whether to approve or ratify a particular transaction, the Nominating and Corporate Governance Committee will take into account any factors it deems relevant.
The Company entered into a retirement agreement with Dr. Malis in connection with his retirement, effective December 31, 2013.  As disclosed elsewhere in this Proxy Statement, the terms of the agreement provide that Dr. Malis shall receive an amount equal to $283,832 payable in installments throughout 2014 and $32,750 for accrued vacation time. In addition, the vesting of certain of Dr. Malis’ restricted stock and stock options was accelerated.
PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has designed and implemented executive compensation programs that are intended to reflect the accomplishment of corporate and individual objectives and assist the Company in attracting, motivating and retaining superior talent.  Accordingly, the total direct compensation of our named executive officers consisted of a mix of base salary, annual incentive bonuses and long-term incentive awards consisting of stock options and restricted stock.

Detailed information about the compensation of our named executive officers is provided in the “Executive Compensation” section of this proxy statement which includes the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.

While this vote is advisory, and not binding on our Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2015 and beyond.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of UHY LLP (“UHY”) acts as our principal independent registered public accounting firm.

The following table shows fees billed for professional services rendered by UHY for fiscal 2014 and fiscal 2013:

	Fiscal Year Ended July 31, 2014	Fiscal Year Ended July 31, 2013
Audit Fees(1)	$362,666	$346,508
Audit-Related Fees(2)	$10,750	$12,943
Total	$373,416	$359,451

(1)	Audit Fees for the fiscal years ended July 31, 2014 and 2013 represent fees for services for the audit of the consolidated financial statements, the review of the quarterly financial statements and consultation concerning financial accounting and reporting standards.

(2)	Audit-Related Fees for the fiscal years ended July 31, 2014 and 2013 represent fees for services for the audit of the Synergetics Inc. Incentive Savings Plan.

Pursuant to the Audit Committee’s charter, all audit and permissible non-audit services provided by the independent registered public accounting firm must be pre-approved. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of service. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the policies set forth in the Audit Committee charter. Consistent with the Audit Committee’s policy, all audit and permissible non-audit services provided by UHY during the fiscal years ended July 31, 2014 and 2013 were pre-approved by the Audit Committee.

In considering the nature of the services provided by the independent registered public accounting firm for the fiscal year ended July 31, 2014, the Audit Committee determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and management for the fiscal year ended July 31, 2014 to determine that they were permitted under the rules and regulations concerning auditors’ independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as rules of the American Institute of Certified Public Accountants.

UHY acted as the Company’s independent registered public accounting firm for all of the 2014 fiscal year. The Audit Committee selected UHY to act as the Company’s independent registered public accounting firm for the 2015 fiscal year. UHY representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Company is asking its stockholders to ratify the selection of UHY as the Company’s independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of UHY to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended July 31, 2014, including a discussion of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In addition, the Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 “Communications with Audit Committees.” The Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has reviewed and discussed with management UHY LLP management’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2014, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Juanita H. Hinshaw (Chairperson)
Lawrence C. Cardinale
Robert H. Dick

OTHER MATTERS

Management does not know of any other business that may be considered at the Annual Meeting. However, if any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

The Company will bear the costs of its solicitation of proxies. In addition to the use of the mail, proxies may be solicited by electronic mail, personal interview, telephone, telegram and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

ANNUAL REPORT ON FORM 10-K

Along with mailing the proxy materials, we have included a copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2014. We will provide stockholders with additional copies of our Annual Report on Form 10-K for the fiscal year ended July 31, 2014, without charge, upon written request to Pamela G. Boone, Secretary, Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with accountholders who are stockholders will be householding our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be householding communications to your address, householding will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their broker or, if a stockholder is a direct holder of shares of our Common Stock, they should submit a written request to our transfer agent, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

To delist yourself from householding in the future you may write the Company at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368, Attention: Pamela G. Boone or call (636) 939-5100. Upon written or oral request directed to the Company at the address or phone number listed above, we will deliver promptly a separate copy of the proxy materials.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals submitted for inclusion in the proxy statement and form of proxy for the 2015 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Ms. Pamela G. Boone, Secretary, Synergetics USA, Inc. no later than July 17, 2015.  The proposals must comply with the rules of the SEC relating to stockholder proposals. The Company’s Bylaws provide that no business may be brought before an annual meeting unless specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors, or otherwise brought by a stockholder who has delivered notice to the Company (containing certain information specified in the Bylaws) not less than 60 or more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, for the 2015 Annual Meeting of Stockholders, such notice must be delivered no earlier than September 12, 2015 and no later than October 12, 2015. A copy of the full text of these Bylaw provisions may be obtained by writing to the Secretary at the address indicated above.

By Order of the Board of Directors,

PAMELA G. BOONE
Secretary

November 14, 2014

ANNUAL MEETING OF STOCKHOLDERS OF

SYNERGETICS USA, INC.

December 11, 2014

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/06536/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED
"FOR" THE NOMINEE FOR ELECTION AS DIRECTOR AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Director:
		FOR	AGAINST	ABSTAIN
	David M. Hable	☐	☐	☐

2.	Advisory (non-binding) approval of the compensation of the Company's named executive officers	☐	☐	☐

3.	Ratification of the appointment of UHY LLP as independent registered public accounting firm	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.